Exhibit 10.39

DIRECTORS’ RESTRICTED STOCK UNIT AGREEMENT

UNDER THE NEUSTAR, INC. 2009 STOCK INCENTIVE PLAN

This DIRECTORS’ RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is entered into as of [                    ] (the “Grant Date”), between NEUSTAR, INC. (the “Company”) and [                            ] (“you”).

1. Restricted Stock Unit Grant. Subject to the restrictions, terms and conditions of the Company’s 2009 Stock Incentive Plan (the “Plan”) and this Agreement, the Company hereby awards you [            ] restricted stock units with respect to shares of Common Stock. The restricted stock units are subject to certain conditions and restrictions as set forth in the Plan and this Agreement. The restricted stock units are referred to herein as “RSUs”.

2. The Plan. The RSUs are subject to the terms of the Plan, including its provisions regarding amendment of Awards. Capitalized terms used but not defined in this Agreement have the meanings set forth in the Plan.

3. Restrictions on Transfer. You shall not sell, transfer, pledge, hypothecate, assign or otherwise dispose of (any such action, a “Transfer”) the RSUs, except as set forth in the Plan or this Agreement. Any attempted Transfer in violation of the Plan or this Agreement shall be void and of no effect.

4. Vesting Schedule; Settlement. The RSUs shall become vested on the earlier of the following dates (but shall remain subject to the terms of this Agreement and the Plan), unless you experience a Termination before such date: (i) the first anniversary of the Grant Date; or (ii) the day preceding the date in calendar year [        ] on which the Company’s annual meeting of stockholders is held. All vesting shall occur only on the appropriate Vesting Date, with no proportionate or partial vesting in the period prior to such date. The Company shall issue to you one share of Common Stock with respect to each vested RSU and deliver to you stock certificates registered in your name, evidencing such issuance (unless it is book entry) on the six-month anniversary of your Termination. You will be permitted to Transfer such shares of Common Stock, but only to the extent permitted by applicable law. You will have all rights as a stockholder with respect to such shares from and after the issuance of the shares to you.

5. Forfeiture. Upon your Termination, all unvested Restricted Stock Units shall immediately be forfeited without compensation.

6. Rights as Common Stockholder. You shall have no rights as a stockholder with respect to any shares of Common Stock covered by the RSUs until you shall have become the holder of record of such shares, and, except as provided in this Section 7, no adjustment shall be made for dividends or distributions or other rights in respect of such shares for which the record date is prior to the date upon which you shall become the holder of record thereof. Notwithstanding the foregoing, as of each dividend payment date for each cash dividend on the Common Stock covered by an RSU, the Company shall award you additional RSUs (“Dividend Equivalents”), which shall be subject to the same restrictions and risk of forfeiture, and all other terms and conditions as the RSUs granted pursuant to this Agreement. The number of Dividend Equivalents to be granted shall equal the product of (x) the per-share cash dividend payable with respect to each share of Common Stock, multiplied by (y) the total number of RSUs that have not been paid or forfeited as of the record date for such dividend, divided by the Fair Market Value of one share of Common Stock on the payment date of such dividend. In addition, stock dividends on the Common Stock covered by an RSU shall be credited to a dividend book entry account on your behalf with respect to each RSU, provided that you shall not be entitled to such dividends unless and until the RSU vests and is paid.

7. Section 409A of the Code. This Agreement is intended to comply with the applicable requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be limited, construed and interpreted in a manner so as to comply therewith.

8. Not a Retention Agreement. The issuance of this Award does not constitute an agreement by the Company to continue to retain you as a director during the entire, or any portion of, the vesting period of the Award or otherwise.

9. Notice. Any notice or communication to the Company concerning the RSUs must be in writing and delivered in person, or by U.S. mail, to the following address (or another address specified by the Company): Neustar, Inc., Attn: General Counsel, 21575 Ridgetop Circle, Sterling, VA 20166.

You will not have any rights with respect to your Restricted Stock Unit Award unless and until you deliver an executed copy of this Agreement to the Company within 60 days of the Grant Date.

NEUSTAR, INC.

By:
	Lisa Hook	[ ]